Exhibit 10.123

April 22, 2003

Mr. Alfred Harrison

Alliance Capital

Management Corporation

601 Second Avenue South

Suite 5000

Minneapolis, Minnesota 55402

Dear Alfred:

This letter sets forth the terms of your agreement with Alliance Capital Management Corporation (the “Company”) and Alliance Capital Management L.P. (the “Partnership”) in connection with your new role and responsibilities.

1.                       Effectiveness and Employment.  From the date hereof to December 31, 2004 (the “Expiration Date”) or such earlier date that your employment terminates in accordance with the terms of this agreement (the “Employment Term”), you will devote your best efforts and energies to the performance of your duties hereunder; provided, however, that it shall not be a violation of this agreement for you to (a) serve on corporate, civic or charitable boards or committees and (b) manage your personal investments, so long as such activities described in clauses (a) and (b) do not significantly interfere with the performance of your responsibilities in accordance with this agreement and otherwise comply with the Partnership’s policies and procedures.

2.                       Position and Responsibilities.  You will serve as Vice Chairman of the Board of Directors of the Company (the “Board”) until December 31, 2004, in which capacity you will report to the Chairman.  During the Employment Term you will serve as an executive adviser to the Chairman of the Partnership.

3.                       Compensation.

(a)                       Base Salary.  During the Employment Term, you will be entitled to receive a minimum base salary of $275,000 per year. Your salary shall be payable in bi-weekly installments or otherwise in accordance with the Partnership’s payroll practices in effect from time to time.

(b)                      Bonus.  For calendar year 2003, you will be entitled to receive an annual bonus that is the greater of $1,000,000 or an amount determined by the Compensation Committee of the Board (“Compensation Committee”) and for calendar year 2004, you will be entitled to receive an annual bonus that is the greater of $500,000 or an amount determined by the Compensation Committee (collectively, “Guaranteed Bonuses”).

4.                       Benefits.  During the Employment Term, you and your eligible dependents shall continue to participate in the Partnership’s benefit plans and programs, including group health, dental and life insurance.  You shall also continue to participate in, contribute to or accrue benefits under the Partnership’s retirement and profit sharing plans as generally available to other senior executives and under the Alliance Capital Accumulation Plan.

5.                       Perquisites and Expenses.

(a)                       During the Employment Term, any travel, including use of the Partnership’s leased or owned aircraft, will be on the same basis and manner as travel by the Chief Executive Officer (“CEO”) and President of the Company.  You will be entitled to use the aircraft for a maximum of 100 hours in 2003 and a maximum of 75 hours in 2004, unless the Partnership ceases to lease or own an aircraft.

(b)                      During the Employment Term, you will be entitled to perquisites on the same terms and conditions as the CEO and President.  Such perquisites currently include club memberships and the use of a company-provided automobile.

(c)                       The Partnership will reimburse you for all reasonable business-related expenses incurred by you during the Employment Term, in accordance with the Partnership’s policies and procedures.

6.                       Office and Support Staff.  During the Employment Term, the Partnership will make available to you at its Minneapolis offices such office space and other assistance as is consistent with your position, responsibilities and duties.  In addition to the foregoing, the Partnership will provide you with a secretary with compensation and abilities commensurate with your current secretary.

7.                       Termination of Employment.

(a)                       Termination by the Partnership without Cause.  In the event of a termination of your employment by the Partnership without Cause (as defined below), you shall be entitled to receive (i) the base salary that would otherwise have been payable to you pursuant to Section 3(a) had you remained employed through the Expiration Date, to the extent not previously paid, (ii) the Guaranteed Bonuses that would otherwise have been payable to you pursuant to Section 3(b) had you remained employed through the payment date of the Partnership’s calendar year 2004 annual bonuses, to the extent not previously paid, (iii) vesting of all awards made to you or on your behalf under the Partnership’s equity plans prior to the termination of your employment, including your awards under the Partners Compensation Plan, that would have vested had your last date of employment been December 31, 2004, (iv) comparable health and welfare benefits for yourself, your spouse and your dependents through the Expiration Date, (v) a lump sum cash payment equal to the sum of (A) the product of $20,000 times the number of plan years for which you will not receive a Partnership contribution to your account under the tax-qualified Profit Sharing Plan for Employees of Alliance Capital Management L.P. as a result of the your termination, through and including plan year 2004, but reduced by the amount of any contributions made to your plan account with respect to the plan year in which your termination occurs, if any and (B) the actuarial equivalent of the additional benefit you would have accrued under the tax-qualified Retirement Plan for Employees of Alliance Capital Management L.P., in each case, had you remained employed through the Expiration Date, (vi) any other benefits to which you may be entitled in accordance with the terms of the plans, policies and arrangements referred to in Section 4 hereof upon or by reason of such termination and (vii) continuation of the perquisites and reimbursements provided under Section 5 hereof until the Expiration Date.  The amounts payable under clauses (i), (ii), and (v) above and your awards under the Partners Compensation Plan shall be distributed to you within 30 days after your termination of employment.

(b)                      Termination by the Partnership for Cause.  In the event of a termination of your employment for Cause (as defined below), you shall be entitled to receive the pro rata portion of your base salary for services rendered to the date of termination, to the extent not previously paid, and you shall not be entitled to any further benefits or payments hereunder.  The benefits to which you may be entitled pursuant to the plans, policies and arrangements referred to in Section 4 hereof shall be determined upon such termination in accordance with the terms of such plans, policies and arrangements.  For purposes of this agreement, “Cause” means your conviction for a felony under the laws of the United States or any state thereof or a breach of your obligations set forth in Section 8(a) or (b) hereof, which breach is material to the business of the Partnership.

(c)                       Resignation.  In the event of your resignation, you shall be entitled to receive the pro rata portion of your base salary for services rendered to the date of termination, to the extent not previously paid, and you shall not be entitled to any further benefits or payments hereunder.  The benefits to which you may be entitled pursuant to the plans, policies and arrangements referred to in Section 4 hereof shall be determined upon such termination in accordance with the terms of such plans, policies and arrangements.  Your resignation will only be valid hereunder if effected pursuant to a written notice signed by you and submitted to the Secretary of the Company for delivery to the Board.

(d)                      Termination due to Death or Disability.  In the event that your employment is terminated due to your death or Disability (as defined in the Partners Compensation Plan as in effect as of the date hereof), you or your estate (as applicable) shall be entitled to receive the benefits and payments that you would have received under Section 7(a) above had your termination of employment been a termination by the Partnership without Cause, and you, your spouse and your dependents shall be entitled to continued health benefits as described in clause (iv) of Section 7(a), provided, however, that neither you, your estate nor your survivors will be entitled to the payment described in clause (v) of Section 7(a) or the continuation of the perquisites and reimbursements provided under Section 5 (and clause (vii) of Section 7(a)) hereof in the event your employment is terminated due to your death or Disability.

8.                       Covenants.

(a)                       Confidentiality.  You acknowledge that you have acquired and will acquire confidential information respecting the business of the Partnership.  Accordingly, you agree that you will not disclose, at any time (during the Employment Term or thereafter) any such confidential information to any unauthorized third party without the written consent of the Partnership as authorized by the Board, except as required to respond to a subpoena or other legal proceeding and except to consult with legal or other advisors, provided that such advisors agree to be bound by the provisions of this Section 8(a); provided, that in the event you are requested pursuant a subpoena or other legal proceeding to disclose any such confidential information, you shall promptly notify the Partnership of such request and shall fully cooperate with the Partnership in any attempt to contest such request.  For this purpose, information shall be considered confidential only if such information is proprietary to the Partnership and has not been made publicly available prior to its disclosure by you.

(b)                      Non-Competition.  From the date hereof through the first anniversary of any termination of your employment hereunder, or in the case of a termination of your employment by the Partnership without Cause, through the date of such termination, you will not, without the consent of the Board, directly or indirectly, engage or be interested in (whether as an owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business that is in direct or indirect competition with any active business of the Partnership, any successor to the Partnership’s business, or any of their affiliates or subsidiaries and in which you participated while you were employed by the Partnership, any successor to the Partnership’s business or any of their affiliates or subsidiaries prior to the date hereof or during the Employment Term.  Nothing in this Section 8(b) shall prohibit you from acquiring or holding, directly or indirectly, any units in the Partnership or not more than 3% of any class of publicly traded securities of any business.

(c)                       Remedy for Breach and Modification.  You acknowledge that the provisions of this Section 8 are reasonable and necessary for the protection of the Partnership and that the Partnership will be irrevocably damaged if such covenants are not specifically enforced.  Accordingly, you agree that, in addition to any other relief or remedies available to the Partnership, the Partnership shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a court with proper jurisdiction for the purposes of restraining you from any actual or threatened breach of such covenants, and no bond or security will be required in connection therewith.  If any provision of this Section 8 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

(d)                      Cooperation.  Following any termination of your employment for any reason or upon the expiration of this agreement, you agree that you will cooperate with the Company’s and the Partnership’s reasonable requests relating to matters that pertain to your employment by the Company and the transition of your duties to your successor.  In addition, following termination of your employment by either party, you will cooperate with the Company or the Partnership’s reasonable requests relating to any legal proceedings on behalf of the Company or the Partnership, or otherwise making yourself reasonably available to the Company or the Partnership for other related purposes.  Any such cooperation hereunder will be performed at times scheduled taking into consideration your other commitments and the Partnership will reimburse you for your reasonable expenses incurred in connection with your cooperation.

9.                       Indemnification.  During the Employment Term, you shall be an “Indemnified Person” within the agreement of Limited Partnership of the Partnership.  You shall also be covered by the Partnership’s directors’ and officers’ liability policy.  The foregoing indemnity shall not apply to claims against you that arise under the terms of this agreement and nothing herein shall require indemnification for any conduct occurring after the Employment Term.

10.                 Legal Rights, Fees and Expenses.  You shall be responsible for all attorneys’ fees and related fees and expenses incurred by you in connection with the negotiation of this agreement.  In addition, the Partnership will reimburse all reasonable attorneys’ and related fees and expenses incurred by you in connection with any dispute associated with the interpretation, enforcement or defense of your rights under this agreement unless you have proceeded without substantial merit or good faith.  Nothing contained herein is intended to limit remedies or damages to which the parties may be entitled for any breach of this agreement either in law or in equity.

11.                 Miscellaneous.

(a)                       Governing Law.  This agreement shall be governed by New York law, without reference to principles of conflicts of law.

(b)                      Entire Agreement; Amendments.  This agreement contains the entire understanding of the parties with respect to the subject matter hereof, including the terms and conditions of your continued employment with the Company and the Partnership.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)                       Assignment.  This agreement shall not be assignable by you, and shall be assignable by the Company or the Partnership only to any affiliate of the Company or the Partnership or to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company or the Partnership with any other corporation or entity or any corporation or entity to or with which the Company’s or the Partnership’s business or substantially all of its business or assets may be sold, exchanged or transferred.

(d)                      Waiver.  The failure of a party to insist upon strict adherence to any term of this agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement.

(e)                       Severability.  In the event any provision of this agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the agreement and the agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(f)                         Taxes.  The Partnership shall have the right to deduct from all amounts paid to you any taxes required by law to be withheld in respect of payments pursuant to this agreement.

(g)                      Arbitration.  Subject to Section 8(c), any dispute arising out of, or relating to, this agreement shall be resolved by binding arbitration, to be held in the Borough of Manhattan in New York City, under the auspices of the American Arbitration Association and the rulings of such arbiters shall be enforceable by any court of competent jurisdiction.

(h)                      Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this agreement.

(i)                          Notice.  Any notice, consent, request or other communication made or give in connection with this agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Executive:

At the address set forth below

To the Partnership:

Alliance Capital Management Corporation

1345 Avenue of the Americas

New York, New York 10105

Attention:    David Brewer

Senior Vice President and Secretary

Sincerely,

ALLIANCE CAPITAL MANAGEMENT L.P.

By:	ALLIANCE CAPITAL MANAGEMENT CORPORATION, its General Partner

By:	/s/ Bruce W. Calvert
Bruce W. Calvert, Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED BY
/s/ Alfred Harrison
Alfred Harrison

April 24, 2003
Date

Address: